Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Voyager Learning Company:
     We consent to the use of our report dated September 17, 2008, with respect to the consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows of Voyager Learning Company and subsidiaries for the fiscal year ended December 30, 2006, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts”.
     Our report refers to a change to the method of accounting for share-based payments in 2006.

/s/ KPMG LLP
Detroit, Michigan
October 7, 2009